Exhibit 99.1

THE SWISS HELVETIA FUND, INC. ANNOUNCES CONFERENCE CALL
TO DISCUSS RECENT MARKET EVENTS

Press Release – For Immediate Release

New York, New York—January 22, 2015

On Wednesday, January 28, 2015, from 8:30 am to 9:30 am Eastern Standard Time, Stefan Frischknecht, Portfolio Manager of The Swiss Helvetia Fund, Inc., will host a live conference call to discuss the market effects of the recent actions by the Swiss National Bank (SNB) concerning the Swiss franc.  The conference call will conclude with a question and answer session.

To dial into this event, please call (888) 339-2688, passcode 69744552.

A commentary by Mr. Frischknecht regarding the recent appreciation of the Swiss franc as a result of the SNB's actions, dated January 16, 2015, is available on the Fund's website (www.swzfund.com).

*           *           *           *           *

About The Swiss Helvetia Fund, Inc.

The Fund (www.swzfund.com) is a non-diversified, closed-end investment company seeking long-term capital appreciation through investment in equity and equity-linked securities of Swiss companies.  Its shares are listed on the NYSE under the symbol "SWZ."  The Fund seeks to achieve its investment objective by investing generally in Swiss equity and equity-linked securities that are traded on a Swiss stock exchange, traded at the pre-bourse level of one or more Swiss stock exchanges, traded through a market maker or traded over the counter in Switzerland.  The Fund also may invest in Swiss equity and equity-linked securities of Swiss companies that are traded on other major European stock exchanges.

Closed-end funds, unlike open-end funds, are not continuously offered.  Typically, shares of closed-end funds are sold in the open market through a stock exchange.  Shares of closed-end funds frequently trade at a discount to net asset value.  The price of the Fund's shares is determined by a number of factors, several of which are beyond the control of the Fund.  Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.

The Fund is managed by Schroder Investment Management North America Inc. and Schroder Investment Management North America Limited.

About Schroder Investment Management North America Inc.

Schroder Investment Management North America Inc. and Schroder Investment Management North America Limited, investment advisors registered with the U.S. SEC, are units of Schroders plc (SDR.L), a global asset management company with approximately $447.7 billion under management as of September 30, 2014.  Schroder's clients include major financial institutions including banks and insurance companies, as well as local and public authorities, public and private pension funds, endowments and foundations, intermediaries and advisors, as well as high net worth individuals and retail investors.  The firm has built one of the largest networks of offices of any dedicated asset management company with more than 400 portfolio managers and analysts covering the world's investment markets, offering a comprehensive range of products and services.

Schroder Investment Management North America Inc. provides asset management products and services to clients in the U.S. and Canada.  Schroder Investment Management North America Inc. is an indirect, wholly-owned subsidiary of Schroders plc, a U.K. public company with shares listed on the London Stock Exchange.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of the Fund's shares in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.